Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2021 Financial Results

HERCULES, Calif.–October 28, 2021–Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the third quarter ended September 30, 2021.

Third-quarter 2021 net sales were $747.0 million, an increase of 15.4 percent compared to $647.3 million reported for the third quarter of 2020. On a currency-neutral basis, quarterly sales increased 13.8 percent compared to the same period in 2020. Third-quarter gross margin was 58.6 percent compared to 56.7 percent during the third quarter in 2020.

Life Science segment net sales for the third quarter were $373.5 million, an increase of 15.3 percent compared to the same period in 2020. On a currency-neutral basis, Life Science segment sales increased by 13.9 percent compared to the same quarter in 2020. Currency-neutral sales growth was primarily attributed to sales of our Droplet Digital PCR® and Process Media product lines, as well as back royalties from a legal settlement. On a geographic basis, Life Science currency-neutral year-over-year sales grew across the Americas and Asia but declined in Europe. Excluding COVID19-related sales, European region revenue posted a double-digit percent increase from the year ago period.

Clinical Diagnostics segment net sales for the third quarter were $372.2 million, an increase of 15.5 percent compared to the same period in 2020. On a currency-neutral basis, net sales increased 13.7 percent versus the same quarter last year. Currency-neutral sales were up for all product lines and across all regions, primarily driven by higher utilization in lab operations as businesses recover from the COVID-19 pandemic.

Income from operations during the third quarter of 2021 was $156.8 million versus $109.6 million during the same quarter last year.

Net income for the third quarter of 2021 was $3,928.0 million, or $129.96 per share on a diluted basis, versus $1,314.8 million, or $43.64 per share on a diluted basis, during the same period in 2020. Net income for the third quarter of 2021 and 2020 was impacted by the recognition of changes in the fair market value of equity securities, primarily related to the holdings of our investment in Sartorius AG. The effective tax rate for the third quarter of 2021 was 21.8 percent, compared to 21.9 percent for the same period in 2020. The tax rates for both periods were driven by the large unrealized gain in equity securities.

“We are pleased with our performance in the third quarter, which reflected strength across many product lines,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “During the quarter, demand continued for products associated with COVID-19 testing and research, though at a more moderate level,” he said.

GAAP Results
	Q3 2021	Q3 2020
Revenue (millions)	$747.0	$647.3
Gross margin	58.6%	56.7%
Operating margin	21.0%	16.9%
Net income (millions)	$3,928.0	$1,314.8
Income per diluted share	$129.96	$43.64

Non-GAAP Results
	Q3 2021	Q3 2020
Revenue (millions)	$715.2	$647.3
Gross margin	57.9%	57.5%
Operating margin	19.4%	18.8%
Net income (millions)	$112.2	$90.3
Income per diluted share	$3.71	$3.00

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned securities; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the third quarter of 2021 was $112.2 million, or $3.71 per share on a diluted basis, compared to $90.3 million, or $3.00 per share on a diluted basis, during the same period in 2020.

The non-GAAP effective tax rate for the third quarter of 2021 was 18.0 percent, compared to 22.5 percent for the same period in 2020. The lower rate in 2021 was driven by the geographic mix of earnings. In addition, the effective tax rate was lower as a result of an increase in compensation related tax deductions.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three and nine months ended September 30, 2021 and 2020:

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30,		September 30,
	2021	2020	2021	2020
GAAP net income	$3,928,033	$1,314,824	$5,819,561	$2,967,165
Legal settlements	(28,083)	—	(28,619)	—
Amortization of purchased intangibles	7,097	7,163	21,032	20,257
Legal matters	2,325	5,977	15,501	10,395
Acquisition related costs (benefits)	—	165	(40)	(837)
Restructuring costs (benefits)	15	(1,111)	67,799	(827)
Valuation gain on equity-owned securities	(4,868,659)	(1,580,350)	(7,078,753)	(3,591,509)
Loss on equity-method investments	1,899	183	5,579	2,634
Other non-recurring items	—	—	—	(11,680)
Income tax effect on non-GAAP adjustments	1,069,577	343,401	1,554,100	800,631
Non-GAAP net income	$112,204	$90,252	$376,160	$196,229

GAAP diluted income per share	$129.96	$43.64	$192.76	$98.46
Non-GAAP diluted income per share	$3.71	$3.00	$12.46	$6.51

On a reported basis, net sales for the first three quarters of 2021 increased 24.7 percent to $2,189.8 million compared to $1,755.8 million for the same period in 2020. On a currency-neutral basis, net sales grew 21.2 percent.

Year-to-date net income for 2021 was $5,819.6 million, or $192.76 per share on a fully diluted basis, compared to $2,967.2 million, or $98.46 per share during the same period in 2020. The COVID-19 pandemic positively impacted overall results for the first three quarters of the year. On a non-GAAP basis net income for the first three quarters of 2021 was $376.2 million, or $12.46 per share, compared to $196.2 million, or $6.51 per share during the same period in 2020.

“Throughout the year we adapted well to challenges posed by the COVID-19 pandemic, supporting our customers and ensuring the safety of our employees while continuing to make progress on our core strategies,” Mr. Schwartz said. “As we head into the end of 2021, we will continue to build on the progress we’ve made during the first three quarters and expect to generate improved operating profit over 2020,” he added.

2021 Financial Outlook
For the full year 2021, the company has updated its guidance and now anticipates non-GAAP currency-neutral revenue growth between 12 to 13 percent and an estimated non-GAAP operating margin of approximately 19.5 percent. Management will discuss this outlook in greater detail on the third-quarter 2021 financial results conference call.

Use of Non-GAAP Reporting and Currency-Neutral
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity-owned securities, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, income tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges and valuation changes in equity-owned securities and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from valuation changes in equity-owned securities and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective income tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency-neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast
Management will discuss third-quarter ended September 30, 2021 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) October 28, 2021. To listen, call 844-200-6205 within the U.S. or 929-526-1599 outside the U.S., access code: 535686. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at
bio-rad.com. The webcast will be available for up to a year.

BIO-RAD and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories, Inc.
in certain jurisdictions.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology and pharmaceutical companies, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with approximately 7,800 employees worldwide. Bio-Rad had revenues exceeding $2.5 billion in 2020. Please visit bio-rad.com for further information.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; anticipating non-GAAP currency-neutral revenue growth of between 12 to 13 percent and an estimated non-GAAP operating margin of approximately 19.5 percent for the full year 2021; continuing to build on the progress we’ve made during the first three quarters as we head into the end of 2021; and expecting to generate improved operating profit over 2020. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include the duration, severity and impact of the COVID-19 pandemic, global economic conditions, our ability to develop and market new or improved products, our ability to compete effectively, foreign currency exchange fluctuations, supply chain issues, reductions in government funding or capital spending of our customers, international legal and regulatory risks, product quality and liability issues, our ability to integrate acquired companies, products or technologies into our company successfully, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Vice President, Investor Relations
510-741-6577
ir@bio-rad.com

Media Contact:
Tina Cuccia, Manager, Corporate Communications
510-741-6063
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net sales	$747,049	$647,263	$2,189,776	$1,755,787
Cost of goods sold	309,614	279,952	950,116	778,120
Gross profit	437,435	367,311	1,239,660	977,667
Selling, general and administrative expense	216,150	198,165	655,428	581,119
Research and development expense	64,481	59,546	201,784	160,833
Income from operations	156,804	109,600	382,448	235,715
Interest expense	426	5,728	1,187	17,158
Foreign currency exchange losses, net	2,232	776	542	2,478
Change in fair market value of equity securities	(4,868,659)	(1,580,350)	(7,078,753)	(3,591,509)
Other expense (income), net	579	(1,015)	(16,732)	(21,517)
Income before income taxes	5,022,226	1,684,461	7,476,204	3,829,105
Provision for income taxes	(1,094,193)	(369,637)	(1,656,643)	(861,940)
Net income	$3,928,033	$1,314,824	$5,819,561	$2,967,165

Basic earnings per share:
Net income per basic share	$131.75	$44.24	$195.29	$99.75
Weighted average common shares - basic	29,814	29,721	29,800	29,746

Diluted earnings per share:
Net income per diluted share	$129.96	$43.64	$192.76	$98.46
Weighted average common shares - diluted	30,224	30,128	30,190	30,137

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$859,902	$662,205
Short-term investments	482,756	334,473
Accounts receivable, net	417,714	419,424
Inventories, net	588,911	622,253
Other current assets	117,003	101,480
Total current assets	2,466,286	2,139,835

Property, plant and equipment, net	476,648	491,371
Operating lease right-of-use assets	204,191	202,136
Goodwill, net	291,916	291,916
Purchased intangibles, net	177,073	199,497
Other investments	16,230,635	9,561,140
Other assets	106,631	86,723
Total assets	$19,953,380	$12,972,618

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$380,344	$362,326
Current maturities of long-term debt	1,739	1,798
Income and other taxes payable	54,050	57,335
Other current liabilities	213,783	210,077
Total current liabilities	649,916	631,536

Long-term debt, net of current maturities	10,645	12,258
Other long-term liabilities	3,960,441	2,448,884
Total liabilities	4,621,002	3,092,678

Total stockholders’ equity	15,332,378	9,879,940
Total liabilities and stockholders’ equity	$19,953,380	$12,972,618

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
Cash flows from operating activities:
Cash received from customers	$2,177,199	$1,741,431
Cash paid to suppliers and employees	(1,597,938)	(1,406,427)
Interest paid, net	(1,848)	(11,066)
Income tax payments, net	(103,902)	(51,539)
Other operating activities	25,086	18,195
Net cash provided by operating activities	498,597	290,594
Cash flows from investing activities:
Payments for acquisitions	—	(96,655)
Other investing activities	(229,954)	86,514
Net cash used in investing activities	(229,954)	(10,141)
Cash flows from financing activities:
Payments on long-term borrowings	(1,645)	(1,780)
Other financing activities	(58,419)	(99,377)
Net cash used in financing activities	(60,064)	(101,157)
Effect of foreign exchange rate changes on cash	(11,174)	3,154
Net increase in cash, cash equivalents, and restricted cash	197,405	182,450
Cash, cash equivalents, and restricted cash at beginning of period	667,115	662,651
Cash, cash equivalents, and restricted cash at end of period	$864,520	$845,101

Reconciliation of net income to net cash provided by operating activities:
Net income	$5,819,561	$2,967,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100,075	101,938
Reduction in the carrying amount of right-of-use assets	29,311	27,694
Changes in working capital	(14,538)	(44,360)
Other	(5,435,812)	(2,761,843)
Net cash provided by operating activities	$498,597	$290,594

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity-owned securities; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2021	% of revenue	September 30, 2020	% of revenue	September 30, 2021	% of revenue	September 30, 2020	% of revenue

GAAP net sales	$747,049		$647,263		$2,189,776		$1,755,787
Legal settlements	(31,843)		—		(31,843)		—
Non-GAAP net sales	$715,206		$647,263		$2,157,933		$1,755,787

GAAP cost of goods sold	$309,614		$279,952		$950,116		$778,120
Amortization of purchased intangibles	(4,678)		(4,841)		(13,903)		(13,700)
Legal settlements	(4,071)		—		(3,535)		—
Restructuring benefits (costs)	(52)		237		(25,241)		1,705
Non-GAAP cost of goods sold	$300,813		$275,348		$907,437		$766,125

GAAP gross profit	$437,435	58.6%	$367,311	56.7%	$1,239,660	56.6%	$977,667	55.7%
Amortization of purchased intangibles	4,678		4,841		13,903		13,700
Legal settlements	(27,772)		—		(28,308)		—
Restructuring (benefits) costs	52		(237)		25,241		(1,705)
Non-GAAP gross profit	$414,393	57.9%	$371,915	57.5%	$1,250,496	57.9%	$989,662	56.4%

GAAP selling, general and administrative expense	$216,150	$198,165	$655,428	$581,119
Amortization of purchased intangibles	(2,419)	(2,322)	(7,129)	(6,557)
Legal matters	(2,325)	(5,977)	(15,501)	(10,395)
Acquisition related benefits (costs) (1)	—	(165)	40	837
Restructuring benefits (costs)	299	815	(27,507)	(1,992)
Non-GAAP selling, general and administrative expense	$211,705	$190,516	$605,331	$563,012

GAAP research and development expense	$64,481	$59,546	$201,784	$160,833
Restructuring benefits (costs)	(262)	59	(15,051)	1,114
Non-GAAP research and development expense	$64,219	$59,605	$186,733	$161,947

GAAP income from operations	$156,804	21.0%	$109,600	16.9%	$382,448	17.5%	$235,715	13.4%
Legal settlements	(27,772)		—		(28,308)		—
Amortization of purchased intangibles	7,097		7,163		21,032		20,257
Legal matters	2,325		5,977		15,501		10,395
Acquisition related (benefits) costs (1)	—		165		(40)		(837)
Restructuring (benefits) costs	15		(1,111)		67,799		(827)
Non-GAAP income from operations	$138,469	19.4%	$121,794	18.8%	$458,432	21.2%	$264,703	15.1%

GAAP change in fair market value of equity securities	$(4,868,659)	$(1,580,350)	$(7,078,753)	$(3,591,509)
Valuation (loss) gain on equity-owned securities	4,868,659	1,580,350	7,078,753	3,591,509
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$579	$(1,015)	$(16,732)	$(21,517)
(Loss) gain on equity-method investments	(1,899)	(183)	(5,579)	(2,634)
Legal settlements	311	—	311	—
Other non-recurring items (3)	—	—	—	11,680
Non-GAAP other (income) expense, net	$(1,009)	$(1,198)	$(22,000)	$(12,471)

GAAP income before income taxes	$5,022,226	$1,684,461	$7,476,204	$3,829,105
Legal settlements	(28,083)	—	(28,619)	—
Amortization of purchased intangibles	7,097	7,163	21,032	20,257
Legal matters	2,325	5,977	15,501	10,395
Acquisition related (benefits) costs (1)	—	165	(40)	(837)
Restructuring (benefits) costs	15	(1,111)	67,799	(827)
Valuation loss (gain) on equity-owned securities	(4,868,659)	(1,580,350)	(7,078,753)	(3,591,509)
Loss (gain) on equity-method investments	1,899	183	5,579	2,634
Other non-recurring items (3)	—	—	—	(11,680)
Non-GAAP income before income taxes	$136,820	$116,488	$478,703	$257,538

GAAP provision for income taxes	$(1,094,193)	$(369,637)	$(1,656,643)	$(861,940)
Income tax effect of non-GAAP adjustments (2)	1,069,577	343,401	1,554,100	800,631
Non-GAAP provision for income taxes	$(24,616)	$(26,236)	$(102,543)	$(61,309)

GAAP net income	$3,928,033	525.8%	$1,314,824	203.1%	$5,819,561	265.8%	$2,967,165	169.0%
Legal settlements	(28,083)		—		(28,619)		—
Amortization of purchased intangibles	7,097		7,163		21,032		20,257
Legal matters	2,325		5,977		15,501		10,395
Acquisition related (benefits) costs (1)	—		165		(40)		(837)
Restructuring (benefits) costs	15		(1,111)		67,799		(827)
Valuation loss (gain) on equity-owned securities	(4,868,659)		(1,580,350)		(7,078,753)		(3,591,509)
Loss (gain) on equity-method investments	1,899		183		5,579		2,634
Other non-recurring items (3)	—		—		—		(11,680)
Income tax effect of non-GAAP adjustments (2)	1,069,577		343,401		1,554,100		800,631
Non-GAAP net income	$112,204	15.7%	$90,252	13.9%	$376,160	17.4%	$196,229	11.2%

GAAP diluted income per share	$129.96	$43.64	$192.76	$98.46
Legal settlements	(0.93)	—	(0.95)	—
Amortization of purchased intangibles	0.23	0.24	0.70	0.67
Legal matters	0.08	0.20	0.51	0.34
Acquisition related (benefits) costs (1)	—	0.01	—	(0.03)
Restructuring (benefits) costs	—	(0.04)	2.25	(0.03)
Valuation loss (gain) on equity-owned securities	(161.09)	(52.45)	(234.47)	(119.17)
Loss (gain) on equity-method investments	0.06	0.01	0.18	0.09
Other non-recurring items (3)	—	—	—	(0.39)
Income tax effect of non-GAAP adjustments (2)	35.40	11.39	51.48	26.57
Non-GAAP diluted income per share	$3.71	$3.00	$12.46	$6.51

GAAP diluted weighted average shares used in per share calculation	30,224	30,128	30,190	30,137
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,224	30,128	30,190	30,137

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.
(2) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.
(3) Gain on the sale of a division (2020).

2021 Financial Outlook

Forecasted non-GAAP operating margin excludes 96 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.